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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of January, 2002 (the "Effective Date"), by and between TOWER FINANCIAL CORPORATION, an Indiana corporation (the "Company"), and DONALD F. SCHENKEL (the "Executive").

                                    RECITALS

         1. The Company is engaged in the business of operating a bank.

         2. The Executive has demonstrated his ability to serve as President and Chief Executive Officer of the Company.

         3. The parties desire to set forth in writing the terms and conditions upon which the Executive's employment with the Company will continue.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

                                    ARTICLE I
                                 EMPLOYMENT TERM

         The term of this Agreement (the "Employment Term") shall be from the Effective Date through December 31, 2006. Notwithstanding the foregoing, the Employment Term is subject to termination prior to the expiration thereof under the terms and conditions set forth in Article VIII.

                                   ARTICLE II
                                   EMPLOYMENT

         During the Employment Term, the Executive shall be employed by the Company as its President and Chief Executive Officer or in such other capacity as shall be approved by the Board of Directors of the Company. In such capacity, the Executive shall have the duties, authority and powers granted to the Executive by the Company's Board of Directors from time to time. Such duties shall include, without limitation, acting as President and Chief Executive Officer of Tower Bank & Trust Company, a subsidiary of the Company.



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                                   ARTICLE III
                               DEVOTION TO DUTIES

         During the Employment Term, the Executive shall devote his full time, attention, skill and effort to the operations of the Company and shall not engage in any other business activity requiring any substantial amount of his time (whether or not such business activity is pursued for gain, profit or pecuniary advantage). With prior written approval from the Executive Committee, the Executive may engage in other business interests which do not materially prevent the Executive from performing his contemplated services hereunder on behalf of Company.

                                   ARTICLE IV
                              REGULAR COMPENSATION

         The Company shall pay to the Executive as compensation for his services and for his covenants and other obligations hereunder an annual base salary (the "Salary") in the amount of Two Hundred Four Thousand Five Hundred Eighty Dollars ($204,580.00), payable in accordance with the regular and customary payroll practices of the Company. The Salary may be increased from time to time by action of the Board of Directors of the Company.

                                    ARTICLE V
                               BONUS COMPENSATION

         The Board of Directors of the Company may authorize the payment to the Executive of additional compensation by way of salary, bonus or otherwise, as it deems appropriate, during the term of this Agreement or any extension hereof. All compensation shall be subject to customary withholding and other employment taxes required with respect to compensation paid by a corporation to an employee. Notwithstanding the foregoing, upon the establishment by the Company of its anticipated management bonus program, the Executive shall, upon compliance with goals set from time to time by the Board of Directors of the Company in its sole discretion, be eligible to qualify for an annual performance bonus equal to a minimum of twenty percent (20%) of the Executive's annual Salary. Such annual performance bonus may be increased up to a maximum of one hundred percent (100%) of the Executive's annual salary in the event of extraordinary performance by the Executive in any year as determined by the Board of Directors of the Company.

                                   ARTICLE VI
                                  STOCK OPTIONS

         The Executive shall be eligible to participate in such stock option or incentive plans as may be adopted by the Company from time to time; provided, however, the Company reserves the right to determine the number of options, if any, and the terms of such grant.

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                                   ARTICLE VII
                          EXPENSES AND FRINGE BENEFITS

         Section 7.01.  Fringe Benefits Generally.

         (a) The Company shall reimburse the Executive for all ordinary and necessary business expenses incurred by him while carrying out his employment responsibilities under this Agreement. The Executive shall be entitled to participate in such vacation policies; medical, dental, life and disability insurance programs; 401(k), profit sharing and any other retirement plans; and other fringe benefit plans or programs as the Company from time to time shall establish for its senior management and/or other full time employees, provided he is otherwise qualified to participate in such plans or programs. The Company retains the right to establish limits on the types or amounts of business expenses that the Executive may incur and to abolish or alter the terms of any fringe benefit plan or program that it may establish.

         (b) The Company shall also establish a nonqualified, unfunded defined benefit plan for the benefit of the Executive, substantially in the form attached hereto as Exhibit A. Executive acknowledges that he is not eligible for employer contributions under the nonqualified defined contribution plan established by the Company.

         Section 7.02. Additional Fringe Benefits. In addition to the fringe benefits set forth in Section 7.01, the Executive shall be entitled to the payment by the Company of the Executive's annual dues at the Fort Wayne Country Club, and expenses related to the Executive's use of such Country Club for matters related to the business of the Company. During the term of this Agreement, the Company shall reimburse Executive for the actual annual cost he incurs for Five Hundred Thousand Dollars ($500,000.00) in term life insurance. The Company shall have no obligation to seek or provide such policy, but only provide reimbursement. Further, the Company shall provide Executive with the use of an automobile, which the Executive shall select with the consent of the Company, and shall pay all other reasonable maintenance, expense and fuel charges related to such vehicle. Executive shall be solely responsible for any imputed income incurred as a result of any fringe benefits.

                                  ARTICLE VIII
                                   TERMINATION

         Section 8.01. Reasons for Termination. The Employment Term of the Executive shall be terminated upon the occurrence of any of the following events:

         (a) Immediately upon the death of the Executive.

         (b) At the Company's option, upon the Executive's (i) violation of a material Company policy or failure to perform any of his material duties or obligations under this Agreement; or (ii) upon any dishonesty or any kind of willful misconduct of the Executive, including but not limited to, theft of or other unauthorized personal use of Company funds. The Executive may be terminated under paragraph 8.01(b)(i) only following thirty (30) days written notice to the Executive explaining the basis of the termination and his failure to cure such breach

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within thirty (30) days of the date of the Company's notice. The Executive may be terminated under paragraph 8.01(b)(ii) only following ten (10) days written notice to the Executive of the basis for the termination and an opportunity to dispute the same.

         (c) At the Company's option, if the Executive shall suffer a permanent disability. For purposes of this Agreement, "permanent disability" shall be defined as the Executive's inability through physical or mental illness or other cause to perform the essential functions of Executive's position, with or without reasonable accommodation, in the reasonable opinion of the Company, for a continuous period of six (6) months during the term of this Agreement.

         (d) At the Company's option, without cause, upon thirty (30) days' prior written notice.

         (e) At the Executive's option, without cause, at any time.

         (f) At the Executive's option, upon the Company's breach of any of its material obligations under this Agreement or for Good Cause; provided that Executive has given the Company at least ten (10) days' prior written notice of the nature of such breach and the Company has failed to cure such breach within such thirty (30) day period. For purposes herein, "Good Cause" means without the Executive's express written consent, the assignment to the Executive of any duties or responsibilities inconsistent with the Executive's position, or a change in the Executive's reporting responsibilities, titles or offices as described under Article II, or any removal of the Executive from, or any failure to re-elect the Executive to, any such positions, except in connection with the termination of the Executive's For Cause, or his disability, retirement or death.

         Section 8.02. Compensation Upon Termination.

         (a) Should the employment of the Executive be terminated under subsection (a) or (c) of Section 8.01 of this Agreement, the Company shall pay to the Executive (or his personal representative), within ten business days after the date of termination, a sum equal to the aggregate amount of Salary that was paid to the Executive under this Agreement for the one (1) month period preceding such date of termination, excluding any payments under Article V.

         (b) Should the employment of the Executive be terminated under subsection (b) or (e) of Section 8.01 of this Agreement, the Executive shall be paid his Salary up to the date of termination and any bonus compensation accrued but unpaid for any prior Employment Year.

         (c) Should the employment of the Executive be terminated under subsection (d) or (f) of Section 8.01 of this Agreement, the Company shall pay to the Executive, within ten business days after the date of termination, a sum equal to the aggregate amount of Salary that the Executive would be entitled to receive under this Agreement for the balance of the Employment Term; provided, however, that in no event shall such payment be in an amount less than two (2) year's Salary at the then-effective rate paid to Executive.

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         (d) Should the employment of the Executive be terminated under subsection (a), (c), (d) or (f) of Section 8.01 of this Agreement, the Company shall pay to the Executive (or his personal representative), in addition to the Salary specified in subsection (a) or (c), as applicable, of this Section 8.02, any bonus compensation accrued but unpaid for any prior Employment Year. Except for a termination as a result of Executive's death, no pro-rated portion of any bonus compensation for the current Employment Year shall be payable. In the event of death, Executive's estate shall be eligible to receive a pro-rated bonus, subject to the terms of the bonus program. Bonus compensation for the prior Employment Year and, in the event of death, the current Employment Year shall be paid within sixty (60) days after the end of such Employment Year.

         (e) Payments to the Executive under this Section 8.02 shall be considered severance pay in consideration of the Executive's past service and in consideration of his continued service from the date hereof. The Company may, at its discretion, withhold from such payments any federal, state, city, county or other taxes. In the event of the termination of the employment of the Executive for any reason described in Section 8.01 of this Agreement, the severance pay provided for by this Section 8.02 shall constitute the entire obligation of the Company to the Executive and full settlement of any claim under law or in equity that the Executive might otherwise assert against the Company or any of its employees, officers or directors on account of such termination, except for any compensation or other payments to which the Executive may be entitled under any termination benefits or similar agreement then in effect between the Company and the Executive.

         (f) In order to receive any benefit under this Section 8.02, Executive must execute a Release Agreement in the form attached as Exhibit B.

         Section 8.03. Reimbursement for Certain Litigation Expenses. In the event of litigation to determine whether the Executive's employment was properly terminated under subsection (b) or (f) of Section 8.01, the prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys' fees, incurred in connection with such litigation.

                                   ARTICLE IX
                        CONFIDENTIAL BUSINESS INFORMATION

         The Executive agrees and covenants that all confidential information regarding the practices and procedures of the Company and its affiliates, their methods of marketing, know-how, trade information, trade secrets, customer or client lists, licensing arrangements, accounts and requirements, and other information regarding the affairs of the Company and its affiliates (collectively, the "Confidential Business Information") shall be received and held in the strictest confidence. The Executive agrees not to divulge any such Confidential Business Information to any person or entity except as authorized in the normal execution of assigned duties on behalf of the Company, without the prior consent of the Company. The Executive further agrees to surrender to the Company any and all documents and records in whatever form that may be in his possession or control containing Confidential Business Information upon the expiration or termination of the Employment Term. The provisions of this Article IX shall survive any termination or expiration of this Agreement.

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                                    ARTICLE X
                                 NON-COMPETITION

         Section 10.01. Non-Competition. During the Employment Term and for the Non-Compete Period immediately following any termination of the Employment Term pursuant to Section 8.01 of this Agreement (except for subsection (a) or (c) of Section 8.01), the Executive shall not, directly or indirectly, anywhere within a one hundred-mile radius around the City of Fort Wayne, Indiana, have any material (defined for purposes of this Section to include any investment representing one percent (1%) or more of the equity interest of any entity described in this Section) investment in, or engage, directly or indirectly, whether as an individual or sole proprietor or as owner, partner, principal, shareholder, officer, director, manager, agent, consultant, formal or informal advisor, or by or through the lending of any form of assistance, in any business offering products or services the same as or competitive with the products or services that, during the Employment Term, are (or are planned to be) offered or supplied by the Company or its subsidiaries.

         Section 10.02. Non-Solicitation. During the Employment Term and for the Non-Compete Period immediately following any termination of the Employment Term pursuant to Section 8.01 of this Agreement (except for subsection (a) or (c) of Section 8.01), the Executive shall not, directly or indirectly, (i) solicit, take away, hire, employ or endeavor to employ any person employed by the Company, or (ii) solicit, take away or attempt to take away any of the existing or prospective customers or clients, vendors or licensors of the Company or any of its affiliates as of the date of termination for the purpose of conducting any business which directly or indirectly provides financial services similar in nature to the financial services provided by Tower Bank & Trust Company. As used herein, the term "prospective customers or clients" shall mean individuals or entities whom the Company or its affiliates have contacted within the twelve
(12) months immediately preceding the termination of the Employment Term for the purpose of conducting business with the Company or such affiliate.

         Section 10.03. Specific Enforcement. The Executive acknowledges that any violation of any provision of this Article X by him will cause irreparable damage to the Company, that such damage will be incapable of precise measurement, and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violation will cause. Therefore, in the event of any violation of any provision of this Article by the Executive, he agrees that, in addition to all other remedies that the Company may have at law or in equity, the Company shall be entitled to injunctive relief, including, without limitation, temporary restraining orders and temporary injunctions to restrain any violation of this Article. If a court of competent jurisdiction finds that the Executive has violated any of the restrictions set forth in this Article, then the period of all restrictions set forth in this Article automatically shall be extended by the number of days that the court determines the Executive to have been in violation of such restriction. In addition to other relief to which it shall be entitled, the Company shall be entitled to recover from the Executive the reasonable costs and reasonable attorneys' fees incurred by the Company in seeking enforcement of this Article. In addition, if the Executive should breach Sections 10.01 or 10.02 as determined by a court of competent jurisdiction, Executive shall repay any and all benefits payable under
Section 8.02 or Article XIII.

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         Section 10.04. Non-Compete Period. The Non-Compete Period shall be the longer of (i) two (2) years; or (ii) the longer period used to calculate his severance payment under Section 8.02 or Article III.

                                   ARTICLE XI
                                CHANGE IN CONTROL

         Section 11.01. Termination After Change of Control Benefit. If within four (4) months before or sixteen (16) months after a Change of Control of the Company as defined in Section 11.01(a), the Company shall terminate the Executive's employment other than pursuant to Section 8.01(a), (b) or (c) hereof or if the Executive shall terminate his employment for Good Cause, then in any of such events, the Company shall pay to the Executive a benefit as defined in
Section 11.01(b).

         (a) Change of Control. The term Change of Control shall have the following meaning:

                  (i) A reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, directly or indirectly, own less than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding voting securities;

                  (ii) A liquidation or dissolution of the Company;

                  (iii) The acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (excluding any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of more than fifty percent (50%) of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                  (iv) As the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale or disposition of all or substantially all of the Company's assets, or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

         (b) Amount. Upon a termination of the Executive's employment under the circumstances described in this Section 11.01, the Executive will receive the greater of a Change of Control Benefit equal to 2.99 times the Executive's Salary at the date of the Change of Control or the amount payable under Section 8.02(c).

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         No other benefits or amounts shall be payable under Section 8.02.

         (c) Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute "parachute payments," as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to the greater of (x) One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code, and (y) the payments to the Executive (including payments to the Executive which are not included in the Agreement) after taking into account the excise tax imposed by
Section 4999 of the Code. The calculations shall be done by an outside party directed by the Company.

         (d) Release. The Executive must execute and not rescind the Release prior to receiving any payment under this Article.

         (e) Attorney's Fees. To the extent that the Executive prevails in a court of competent jurisdiction regarding such dispute, the Company shall reimburse Executive his reasonable attorney's fees and costs incurred in such action. Any amounts to be reimbursed hereunder will be paid to the Executive within fifteen (15) days of a written consent for the same.

                                   ARTICLE XII
                                     GENERAL

         Section 12.01. Severability. Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability of validity of the remainder of this Agreement. Should any particular covenant in this Agreement be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and scope of activity covered by such covenant, then such covenant shall be given effect and enforced to whatever extent would be reasonable and enforceable.

         Section 12.02. Assignment; Successors in Interest. This Agreement, being personal to the Executive, may not be assigned by him. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the heirs, executors and personal representatives of the Executive.

         Section 12.03. Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive's employment

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for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" as hereinbefore and/or assets as aforesaid which executes and delivers the agreement provided for in this
Article 12.03 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         Section 12.04. Governing Law. This Agreement and the performance of the parties under this Agreement shall be construed in accordance with the laws of Indiana, and any action or proceeding that may be brought, arising out of, in connection with, or by reason of this Agreement shall be governed by the laws of Indiana, to the exclusion of the law of any other forum, and regardless of the jurisdiction in which the action or proceeding may be instituted.

         Section 12.05. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         Section 12.06. Modification and Entire Agreement. No modification, amendments, extension or alleged waiver of this Agreement or any provision thereof will be binding upon the Executive or the Company unless in writing and signed by the Executive and a duly authorized officer of the Company. From and after the Effective Date, this Agreement and any termination benefits agreement or similar agreement between the Company and the Executive shall constitute the entire employment arrangement between the Executive and the Company and shall supersede and replace any and all prior agreements and understandings, written or oral, relative to such employment.

         Section 12.07. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given if delivered by hand, sent by telecopy, or mailed, certified or registered mail with postage and fees prepaid:

         If to the Company, to:      TOWER FINANCIAL CORPORATION
                                     116 East Berry Street, Suite 100
                                     Fort Wayne, Indiana 46802

         If to the Executive, to:    DONALD F. SCHENKEL
                                     10710 Country Wood Trail
                                     Fort Wayne, Indiana 46845

or to such other person or address as the party to whom such notice or communication is to be given shall have notified the other party in accordance with this Section 12.06. Any mailed communication shall be deemed to have been given on the third "business day" (such term excluding, for purposes of this Agreement, Saturdays, Sundays, and legal holidays) after the day of mailing. Any communication sent by telecopy shall be deemed to have been given on the date receipt of the telecopy transmission is confirmed.

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                                  ARTICLE XIII
                               TRANSITIONAL DUTIES

         (a) The parties acknowledge that the services of Executive to the Company are significant, and an important aspect of the Company's future success is the appropriate transfer of management duties from Executive to his successor(s). In order to insure a smooth transition, the parties hereby agree that the Executive shall continue to provide substantial services to the Company and its management on a daily basis from January 1, 2007, until Executive reaches age seventy (70). Executive shall be deemed to be a full-time employee during this period and be paid the sum of at least Fifty Thousand Dollars ($50,000.00) per year for services rendered, unless otherwise mutually agreed to by the parties. Notwithstanding the foregoing, either party may, with or without cause, terminate Executive's duties under this Article XIII upon thirty (30) days prior written notice. No further payment shall be due upon such termination.

         (b) In the event the Company gives notice that it will not continue Executive's services under this Article Without Cause, then the monthly Accrued Benefit under the plan described in Section 7.01(b) shall commence within thirty
(30) days of Executive's termination.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                                 TOWER FINANCIAL CORPORATION


                                                 By: /s/ Kevin J. Himmelhaver
                                                     ---------------------------
                                                     Kevin J. Himmelhaver,
                                                     Chief Financial Officer

                                                            ("Company")


                                                     /s/ Donald F. Schenkel
                                                     ---------------------------
                                                     Donald F. Schenkel

                                                            ("Executive")

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